Exhibit 10.1

FIFTH AMENDMENT

This Fifth Amendment (this “Amendment”) dated as of June 15, 2009 (the “Fifth Amendment Effective Date”) is by and among MxEnergy Inc., a Delaware corporation (“MxEnergy”), MxEnergy Electric Inc., a Delaware corporation (“MxEnergy Electric”, MxEnergy and MxEnergy Electric each a “Borrower” and collectively, the “Borrowers”), MxEnergy Holdings Inc. and certain Subsidiaries thereof (collectively, the “Guarantors”), and the financial institutions and other Persons whose signatures appear below as Lenders.

PRELIMINARY STATEMENTS

A.                                   Reference is made to the Third Amended and Restated Credit Agreement dated as of November 17, 2008 among the Borrowers, the Guarantors, the lenders party thereto and the Administrative Agent, as amended by the First Amendment dated as of March 11, 2009, the Second Amendment & Waiver dated as of May 15, 2009, the Third Amendment & Waiver dated as of May 29, 2009, and the Fourth Amendment & Waiver dated as of June 8, 2009 (as amended through the date hereof, the “Credit Agreement”).  Unless otherwise expressly provided herein, capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

B.                                     The Borrowers have requested that the Majority Lenders amend the Credit Agreement as set forth in this Amendment.

C.                                     The Lenders party hereto, constituting the Majority Lenders under the Credit Agreement, are willing to amend the Credit Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

AGREEMENT

Section 1.                                            Amendments to Credit Agreement.

(a)                                  Amendments to Section 1.01.

(i)                                     A new definition of “Fifth Amendment Effective Date” is hereby added in the appropriate alphabetical order to read as follows:

“Fifth Amendment Effective Date” means June 15, 2009.

(ii)                                  The last sentence of the definition of “Revolving Commitment” is hereby amended in its entirety to read as follows:

The initial aggregate amount of the Revolving Commitments on the Closing Date is $244,600,000.00 and reduces to $230,000,000.00 on the First Amendment Effective Date, $210,000,000.00 on March 31, 2009, $185,000,000.00 on April 30, 2009,

$135,000,000.00 on the Second Amendment Effective Date, and $115,000,000.00 on the Fifth Amendment Effective Date.

(iii)                               The definition of “Trigger Event” is hereby amended in its entirety to read as follows:

“Trigger Event” means the occurrence of any of the following:

(a)                      the Parent fails on or before June 26, 2009 (i) to initiate the commencement of an exchange offer (or other similar offer as contemplated by or defined in any applicable Federal securities laws) to holders of the Senior Notes (the “Senior Notes Exchange Offer”) or (ii) to enter into one or more exchange agreements with holders of at least 70% of the outstanding principal amount of the Senior Notes (collectively, the “Senior Notes Exchange Agreement”) in either case on terms necessary to meet the conditions specified in the financing proposal the Lenders have received from the Borrower;

(b)                                 in the case of a Senior Notes Exchange Offer, the Parent fails to deliver on or before June 26, 2009 to the Administrative Agent and the Lenders evidence that holders of at least 70% of the outstanding principal amount of the Senior Notes have agreed to accept the Senior Notes Offer;

(c)                                  the Parent fails to deliver to the Administrative Agent on or before July 8,2009 a letter that is addressed to the Administrative Agent and the Lenders and from a finance party acceptable to the Administrative Agent in its sole discretion confirming to the effect that such finance party actively continues to conduct due diligence and negotiate documentation in good faith with the Borrowers on a refinancing of the Obligations and anticipates closing the refinancing on or before July 31, 2009;

(d)                                 (i) the Senior Notes Exchange Offer (A) expires on or before, or is extended to expire after, July 27, 2009 without holders of a sufficient amount of the Senior Notes to make the Senior Notes Offer effective having accepted the Senior Notes Offer or (B) is terminated on or before July 27, 2009 or (ii) any Senior Notes Exchange Agreement is terminated or expires or the exchange thereunder is not consummated on or before July 27, 2009;

(e)                                  the Borrowers fail to deliver to the Administrative Agent and the Lenders on or before July 17, 2009 a commitment letter providing for the refinancing in full of the Obligations on or before July 31, 2009; or

(f)                                    the Parent or a Borrower receives a notice of or becomes aware of a termination or abandonment of a refinance party, or a significant change in structure that could reasonably be expected to delay the closing to after July 31, 2009 of, the refinancing in full of the Obligations contemplated as of the Fifth Amendment Effective Date or the Parent, a Borrower or one of its Subsidiaries sends notice of the termination or abandonment of such refinancing, in each case without having identified another acceptable refinance party at the sole discretion of the Administrative Agent and the Majority Lenders;

in the case of (a), (b), (c), and (e), on terms and conditions satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion.

(b)                                 Amendment to Section 2.14.  Clause (a)(i) of Section 2.14 is hereby amended in its entirety to read as follows:

(i)                                     if such issuance, increase, or extension (A) would cause the Letter of Credit Exposure to exceed the lesser of (1) the aggregate Revolving Commitments minus the sum of the aggregate outstanding principal amount of all Revolving Advances and (2) the Borrowing Base minus the sum of the aggregate outstanding principal amount of all Revolving Advances or (B) would be for the benefit of counterparty providing natural gas related hedging to any Borrower;

(c)                                  Amendment to Section 5.18.  Section 5.18 is hereby amended in its entirety to read as follows:

Section 5.18.  Cash Collateral.  On or prior to the Fifth Amendment Effective Date, the Borrowers shall deposit or cause to be deposited with the Administrative Agent or a Lender acceptable to the Administrative Agent not less than $75,000,000 in cash, which cash the Administrative Agent shall hold as Collateral or shall be held at by such Lender subject to a control agreement satisfactory to the Administrative Agent and to a first perfected security interest in favor of the Administrative Agent until the termination of this Agreement, repayment in full of all the Obligations, termination of all outstanding Letters of Credit, and termination of all Revolving Commitments.

(d)                                 Amendment to Section 6.28.  Section 6.28 is hereby amended in its entirety to read as follows:

Section 6.28.                             Marketing Expenses.  From and after the calendar week beginning May 16, 2009 and, so long as no Default has occurred and is continuing, permit the aggregate marketing expenses of the Loan Parties accrued for such week to exceed $225,000.00 plus, for any calendar week beginning on or after May 23, 2009, the amount by which such aggregate marketing expenses accrued for the previous calendar week were less than $225,000.00.

(e)                                  Authorization to Distribute Third Amendment Fee referenced under Section 3(d) of the Third Amendment & Waiver dated as of May 29, 2009.  The Borrowers hereby authorize the Administrative Agent to distribute it each Revolving Lender its ratable share of the $150,000 fee paid on the Third Amendment Effective Date and agrees that such fee is fully earned and nonrefundable as of the Fifth Amendment Effective Date.

Section 2.                                            Conditions to Effectiveness.  This Amendment shall be effective as of the Fifth Amendment Effective Date when the Administrative Agent shall have received each of the following:

(a)                                  counterparts of this Amendment, duly executed by each Loan Party and the Majority Lenders;

(b)                                 in immediately available funds for the ratable benefit of each Revolving Lender based on its Revolving Commitment a refundable fee of $100,000, which the Administrative Agent shall hold in trust for payment (i) to the Revolving Lenders on July 27, 2009 if the Obligations have not been repaid in full before such date or (ii) to the Borrower upon the payment in full of the Obligations before July 27, 2009; and

(c)                                  in immediately available funds an amount necessary for the Borrowers to comply with Section 5.18 of the Credit Agreement, as amended hereby

Section 3.                                            Representations and Warranties.  Each Loan Party jointly and severally hereby represents and warrants that, as of the Fifth Amendment Effective Date:

(a)                                  all representations and warranties of such Loan Party contained in the Credit Agreement, as amended hereby, and any other Loan Document are true and correct in all material respects with the same effect as if such representations and warranties had been made on the Fifth Amendment Effective Date (it being understood and agreed that any representation which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date) and

(b)                                 no Default has occurred and is continuing.

Section 4.                                            Consent of Guarantors; Confirmation of Guarantees.  Each Guarantor hereby consents to this Amendment and hereby confirms and agrees that notwithstanding the effectiveness of this Amendment, the Guarantee contained in Article VIII of the Credit Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

Section 5.                                            Release; Acknowledgement of Debt.

(a)                                  As a material part of the consideration for the Administrative Agent and the Lenders entering into this Amendment, each Borrower and each Guarantor, on behalf of itself and its officers, directors, equity holders, Affiliates, successors and assigns, hereby releases and forever discharges the Administrative Agent, the Issuing Bank, and each Lender and their respective predecessors, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, and Affiliates (each a “Lender Party”) from any and all claims, expenses, costs, causes of actions or other losses or liabilities of any nature whatsoever existing on the Fifth Amendment Effective Date, including, without limitation, all claims, expenses, costs, causes of actions or other losses or liabilities for or in respect of contribution and indemnity, whether arising at law or in equity, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Borrower or Guarantor may have or claim to have against any Lender Party under, arising out of, in connection with, or in any way related to, this Amendment, the Credit Agreement, as amended hereby, or any other Loan Documents.  For the avoidance of doubt, the provisions of this clause shall survive any termination of the Credit Agreement, as amended hereby.

(b)                                 As of 9 a.m. New York time on the Fifth Amendment Effective Date, (i) the aggregate outstanding principal amount of (A) Revolving Advances is $0 and (B) Bridge Loans is $5,400,000.00; and (ii) the aggregate undrawn face amount of the Letters of Credit is $98,183,237.86.

Section 6.                                            Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflict of laws principles.

Section 7.                                            Entire Agreement.  This Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties and supersede all prior agreements and understandings, whether written or oral, among the parties hereto concerning the transactions provided herein and therein.

Section 8.                                            Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

Section 9.                                            Headings.  The headings set forth in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 10.                                      Severability.  In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the Fifth Amendment Effective Date.

BORROWERS:

MXENERGY INC.

By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Vice President and Chief Financial Officer

MXENERGY ELECTRIC INC.

By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Vice President and Chief Financial Officer

GUARANTORS:

MXENERGY HOLDINGS INC.

By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Vice President and Chief Financial Officer

ONLINE CHOICE INC.
MXENERGY GAS CAPITAL HOLDINGS CORP.
MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.
MXENERGY GAS CAPITAL CORP.
MXENERGY ELECTRIC CAPITAL CORP.
MXENERGY CAPITAL HOLDINGS CORP.
INFOMETER.COM INC.
MXENERGY CAPITAL CORP.

By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Vice President and Chief Financial Officer

MXENERGY SERVICES INC.
By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Vice President and Chief Financial Officer

LENDERS:

SOCIÉTÉ GÉNÉRALE

By:	/s/CHUNG-TAEK OH
Name:	Chung-Taek Oh
Title:	Vice President

By:	/s/BARBARA PAULSEN
Name:	Barbara Paulsen
Title:	Managing Director

WACHOVIA BANK, N.A.

By:	/s/STEVEN MARKUNAS
Name:	Steven Markunas
Title:	Assistant Vice President

CoBANK, ACB

By:	/s/DALE KEYES
Name:	Dale Keyes
Title:	Vice President

MORGAN STANLEY BANK, N.A.

By:	/s/MELISSA JAMES
Name:	Melissa James
Title:	Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/DAVID MAIORELLA
Name:	David Maiorella
Title:	Senior Vice President

ALLIED IRISH BANKS p.l.c.

By:	/s/MARK CONNELLY
Name:	Mark Connelly
Title:	Senior Vice President

By:	/s/AIDAN LANIGAN
Name:	Aidan Lanigan
Title:	Vice President

RZB FINANCE LLC

By:	/s/ASTRID WILKE
Name:	Astrid Wilke
Title:	Vice President

By:	/s/PEARL GEFFERS
Name:	Pearl Geffers
Title:	First Vice President